Exhibit 99.1

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS IN-LICENSES EXCLUSIVE WORLDWIDE RIGHTS TO NOVEL ANTI-CD38 MONOCLONAL ANTIBODY PROGRAM FROM BLACK BELT THERAPEUTICS

ROCKVILLE, Md. (April 17, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. pharmaceutical company with a platform to develop and accelerate the launch of innovative therapeutics and pharmaceutical products in China, the U.S., and throughout the world, announces the signing of a license agreement for exclusive worldwide rights to the investigational anti-CD38 monoclonal antibody (Mab) TSK011010 program from Black Belt Therapeutics Limited.

Under the terms of the agreement, CASI has obtained global rights to TSK011010 for an upfront payment of 5 million euros and an equity investment of 2 million euros, as well as certain milestone and royalty payments. The equity investment will be made in a newly established company of Black Belt Therapeutics focusing on novel immuno-oncology targets. CASI will be responsible for all development and commercialization activities of the TSK011010 program.

TSK011010 is at the IND/IMPD submission stage of development, with Phase 1 trials expected to start in late 2019/early 2020. Preclinical data demonstrate TSK011010 to have enhanced activity against a broad array of malignancies which express CD38 and potentially better safety when compared to other CD38 Mabs.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “This license agreement for TSK011010 is very exciting because based on preclinical data, we believe this molecule has the potential to be best in class and will hopefully translate into meaningful clinical benefits for patients with CD38 malignancies, including multiple myeloma. The addition of TSK011010 to our portfolio provides CASI the opportunity to offer a range of therapeutic options for the treatment of hematologic malignancies.”

Alexander Zukiwski, M.D., CASI’s Chief Medical Officer commented, “The preclinical data for TSK011010 targeting multiple myeloma has shown impressive results thus far and seems to outperform other anti-CD38 Mabs. We are enthusiastic and look forward to the clinical development for this novel biological entity as a potential treatment for patients with hematological malignancies, such as multiple myeloma.”

About CD-38 Mab TSK011010

Anti-CD38 Mab TSK011010 is a fully human IgG1 monoclonal antibody that recognizes a unique epitope on CD38. It has demonstrated potent CD38+ cell killing, and was designed to directly activate effector T cells and NK cells. In preclinical studies it has demonstrated immune effector mechanisms with strong antibody-dependent cellular cytotoxicity (ADCC), antibody-dependent cellular phagocytosis (ADCP) and complement-dependent cytotoxicity (CDC) activity. GLP IND-enabling studies have been completed and IND/IMPD submissions are planned for 2019.

CASI Pharmaceuticals, Inc., 9620 Medical Center Drive, Ste. 300 • Rockville, Maryland 20852 • Tel: 240-864-2643

About CASI Pharmaceuticals

CASI Pharmaceuticals is a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, the U.S., and throughout the world. CASI’s product pipeline features (i) TSK011010, an anti-CD38 monoclonal antibody being developed for the treatment of hematological cancers; (ii) China regional rights to three U.S. Food and Drug Administration (FDA)-approved drugs (EVOMELA® (melphalan hydrochloride for injection) approved by China’s National Medical Products Administration (NMPA) for marketing, ZEVALIN® (ibritumomab tiuxetan) and MARQIBO® (vincristine sulfate LIPOSOME injection) approved by NMPA for registration confirmatory trials in China; and (iii) a portfolio of FDA-approved and pending abbreviated new drug applications (ANDAs). CASI has offices in Rockville, Maryland and a wholly owned subsidiary in Beijing, China through which substantially all of our operations are conducted. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the difficulty of executing our business strategy in China; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the FDA, NMPA, or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with TSK011010 and our product candidates; risks associated with TSK011010 and our other early-stage products under development;  risks that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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